Exhibit 8.1

1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: (404) 572-4600 Fax: (404) 572-5100 www.kslaw.com

January 28, 2010

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, GA 30097

Re:	Tax Status of Piedmont Office Realty Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), and Piedmont Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the preparation of a Form S-11 registration statement filed with the Securities and Exchange Commission (“SEC”) on November 27, 2009 (No. 333-163394) (the “Registration Statement”), as amended to the date hereof, with respect to the offering and sale of shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Securities”), as set forth in the prospectus contained in the Registration Statement (as amended, the “Prospectus”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (1) the analyses of qualifying income and assets prepared by the Company, (2) the Registration Statement and the facts and descriptions set forth therein of the Company and its investments, activities, operations and governance, (3) the Prospectus, (4) the Company’s Articles of Incorporation and Bylaws, both as amended, and stock ownership information provided by the Company, and (5) the Certificate of Limited Partnership and Agreement of Limited Partnership of the Operating Partnership. The opinions set forth in this letter also are premised on certain additional information and representations through consultation with officers of the Company, including those contained in the Officer’s Certificate to us delivered on or about the date hereof (the “Officer’s Certificate”) regarding certain facts and other matters (including among other things, representations as to the Company’s stock ownership, assets, acquisitions, revenues, and distributions) as are germane to the determination that the Company has been and will be owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Piedmont Office Realty Trust, Inc.

January 28, 2010

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code for the period commencing with its taxable year ended December 31, 1998 and continuing through its taxable year ended December 31, 2009, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

(ii) The Operating Partnership will be classified as a partnership, and not as a corporation or an association taxable as a corporation, for United States federal income tax purposes.

(iii) The discussion set forth in the Registration Statement under the caption “Federal Income Tax Considerations,” insofar as such discussion purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects, subject to the limitations and qualifications stated in such discussion.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service (“IRS”), and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the Securities. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Securities.

This opinion is furnished to you in connection with the Offering. Our opinion is not binding on the IRS or any court. Accordingly, no complete assurance can be given that the IRS will not challenge our opinion or that a court will not agree with the IRS.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ King & Spalding LLP